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                                                                    EXHIBIT 99.1




                    M C Bank to Acquire Guaranty Bancshares


                                  News Release
                                 June 28, 1997


Morgan City, Louisiana. Wallace Carline, Chairman of the Board of MC Bancshares, Inc., and M C Bank and Trust Company, and Brooks Blakeman, Chairman of the Board of Guaranty Bancshares Holding Corporation and Guaranty Bank and Trust Company of Morgan City, announced the negotiation of a definitive agreement for the acquisition of Guaranty Bancshares and Guaranty Bank by MC Bank.

     The definitive agreement was approved by the boards of the participating institutions on June 24, 1997.

     Under the terms of the agreement, M C Bank will pay cash in the amount of $7,500,000 subject to adjustment as provided in the agreement. The acquisition is expected to be consummated during the fourth quarter of 1997, pending Guaranty Bancshares' shareholder approval, regulatory approval and other customary conditions of closing.

     M C Bank has four full service banking offices in St. Mary Parish, Louisiana. At May 31, 1997, M C Bank had total assets of approximately $108,559,000, total deposits of approximately $90,946,000, total loans of approximately $43,959,000, and total stockholders' equity of approximately $13,995,000.

     Guaranty Bank has two full service banking offices in St. Mary Parish, Louisiana, and one full service banking office in Lafayette Parish, Louisiana. At May 31, 1997, Guaranty Bank had total assets of approximately $64,000,000, total deposits of approximately $51,792,000, total loans of approximately $35,990,000, and total stockholders' equity of approximately $5,747,000.

     Mr. Blakeman stated, "We are pleased at the prospect of the affiliation of these two banks. We believe the combination of these two community banks will better serve our community and benefit our stockholders."

     Mr. Carline stated, "We believe that the combined institution will be better able to serve our existing community and customers, and that the proposed acquisition will benefit our banking enterprise and its shareholders through the expansion into the Lafayette marketplace."